Exhibit 99.7

Dan Berce:

Thanks Ed. On behalf of the executive management and team members of AmeriCredit, we are pleased to join the GM team. We are excited about the opportunities that this transaction opens up for AmeriCredit.

AmeriCredit has been providing auto finance solutions to dealers and consumers since 1992. We maintain relationships with approximately 11,000 dealers nationwide through 14 regional loan origination offices and service our 9 billion dollar loan portfolio through four customer service centers.

We have focused primarily on the nonprime market generally targeting consumers with credit scores ranging from 500 to 650. Recent data indicate this market represents over 28 percent of the U.S. credit bureau population. The nonprime market is currently underserved with application approval rates at historically low levels.

AmeriCredit has been able to manage and price for credit risk across economic cycles on the strength of our experienced underwriters and collectors and data driven strategies.

Our operating platform is efficient and scalable. In the past, our annualized loan origination run rate has been as high as 10 billion dollars and our portfolio size has exceeded 16 billion dollars. While our core competency has been nonprime lending in the U.S., we have also originated prime and near prime loans and in prior years, developed a leasing program and operated a Canadian nonprime auto finance business.

We have maintained an independent funding platform utilizing bank warehouse lines, securitization and unsecured debt and successfully navigated the recent capital markets crisis. Our securitization track record includes 70 strongly performing transactions totaling 57 billion dollars since 1994.

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This transaction is the right one for AmeriCredit and GM is an ideal partner for several reasons. First, we will maintain our organizational structure with minimal integration disruption. Second, we will be able to continue providing auto finance solutions to non-GM dealers. Most importantly, our new relationship with GM opens avenues to expand our business through closer relationships with GM dealers and introduction of new products such as leasing. While our relationship with GM dealers has been a notable part of our overall business since our inception, we have seen significant growth in loans made to GM customers since a formal relationship with GM developed last September. Loans for purchases of new GM vehicles now make up approximately 15 percent of total AmeriCredit business.

We look forward to continuing our support of GM’s drive to sell more vehicles and can’t wait to get started.

I will now turn the call over to Chris.

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